Exhibit 10.3

INCOME TAX RECEIVABLE AGREEMENT

dated as of

March 19, 2021

ii

This INCOME TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of March 19, 2021, is hereby entered into by and among Sun Country Airlines Holdings, Inc., a Delaware corporation (the “Corporation”) and SCA Horus Holdings, LLC, a Delaware limited liability company (the “Existing Stockholders Representative”).

RECITALS

WHEREAS, the Existing Stockholders (as defined below), in the aggregate, hold 100% of the capital stock of the Corporation, directly or indirectly;

WHEREAS, the Corporation will become a public company pursuant to the IPO (as defined below);

WHEREAS, after the IPO, the Corporation and its Subsidiaries (the “Taxable Entities” and each a “Taxable Entity”) will have net operating loss carryforwards (“NOLs”), tax basis in fixed assets and amortizable intangibles, tax amortization associated with tax basis in warrants issued by the Corporation pursuant to Treasury Regulations Section 1.263(a)-4(d)(6)(i)(B), and tax deductions that relate to expenses incurred in the 2018 acquisition of the Corporation by certain of the Existing Stockholders, in completing the IPO, and in entering into indebtedness of the Corporation or its Subsidiaries, in each case that relate to periods (or portions thereof) ending on or prior to the date of the IPO, determined in accordance with Section 3.3 (the “Pre-IPO Tax Attributes”);

WHEREAS, the Pre-IPO Tax Attributes may reduce the reported liability for Taxes (as defined below) that the Taxable Entities might otherwise be required to pay;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Taxable Entities may be affected by Imputed Interest (as defined below), if any;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO Tax Attributes and Imputed Interest (as defined below) on the reported liability for Taxes of the Taxable Entities;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired Tax Attributes” means any NOL, deduction, tax basis or other tax attribute of any corporation or other entity acquired by the Corporation or any of its Subsidiaries by purchase, merger, or otherwise (in each case, from a Person or Persons other than the Corporation and its Subsidiaries and, in each case, whether or not such corporation or other entity survives) after the IPO that relate to periods (or portions thereof) ending on or prior to the date of such acquisition.

“Advisory Firm” means (i) KPMG LLP or (ii) any other law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Corporation and the Existing Stockholders Representative.

“Advisory Firm Report” shall mean (a) an attestation report from the Advisory Firm expressing an opinion on management’s assertion as to whether the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared, in all material respects, in accordance with the Agreement, or (b) another type of report or letter from the Advisory Firm related to whether the information in the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared in a manner consistent with the terms of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 300 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Annual Tax Payment” is defined in Section 3.1(a) of this Agreement

“Assumed State Tax Rate” means two point four three three (2.433) percent.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Calculation Date” means the later of (i) the day that is twelve (12) months after the date on which all loans made to Sun Country, Inc., a corporation organized under the laws of Minnesota, pursuant to the Loan and Guarantee Agreement are no longer outstanding and (ii) April 1, 2022.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of the Corporation resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by the Existing Stockholders or their Affiliates (determined immediately prior to such transaction and related transactions); or

(ii) a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons (other than Existing Stockholders and their Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or

(iv) a transaction in which individuals who constitute the Board as of the date of this agreement (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among equityholders of the Corporation on the effective date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v) the liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Taxation Group” means any consolidated, combined or unitary group or any profit and/or loss sharing, affiliated group relief, group payment or similar group or fiscal unity for Tax purposes (by election or otherwise).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the sale of any Taxable Entity, other than any such sale that is, or is part of, a Change of Control.

“Divestiture Acceleration Payment” is defined in Section 4.3(b) of this Agreement.

“Early Complete Termination” is defined in Section 4.1(f) of this Agreement.

“Early Termination Date” means (i) in the event of a breach of this Agreement to which Section 4.1(b) applies, the date of such breach, (ii) in the event of a Change of Control, the effective date of such Change of Control, (iii) in the event of a Divestiture, the effective date of such Divestiture and (iv) in the event of an Early Complete Termination the date of the Early Termination Notice.

“Early Termination Event” means (i) a breach of this Agreement to which Section 4.1(b) applies, (ii) a Change of Control or (iii) an Early Complete Termination.

“Early Termination Notice” is defined in Section 4.1(f) of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of 6.50% per annum, compounded annually, or LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Expert” is defined in Section 7.9(a) of this Agreement.

“Existing Stockholders” means stockholders of record of the Corporation immediately prior to the IPO.

“Existing Stockholders Representative” is defined in the Preamble of this Agreement.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporation’s payment obligations under this Agreement.

“Individual Stockholder” means any Existing Stockholder that is an individual.

“Interest Amount” is defined in Section 3.1(a) of this Agreement.

“IPO” shall mean the initial public offering of Common Stock of the Corporation pursuant to the Registration Statement.

“ITR Payment” means any Annual Tax Payment, Early Termination Payment, Divestiture Acceleration Payment or Individual Termination Payment required to be made by the Corporation to the Existing Stockholders under this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Reuters Screen which displays the London interbank offered rate administered by the ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof); provided, if the Corporation or the Existing Stockholders Representative has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) that adequate and reasonable means do not exist for ascertaining LIBOR for such month pursuant to this definition, then LIBOR shall be replaced for all purposes under this Agreement by the rate that replaces the “Adjusted LIBOR Rate” with respect to borrowings under the Corporation and its Subsidiaries’ main credit agreement in effect as of the date of such determination, as it may be amended from time to time; provided, further that if no such replacement has been agreed or determined for purposes of such credit agreement the Corporation and the Existing Stockholders Representative shall, within one month of any such determination by either the Corporation or the Existing Stockholders Representative, mutually agree, acting in good faith, on a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall replace LIBOR for all purposes under this Agreement. If the Corporation and the Existing Stockholders Representative are unable to mutually agree on the Replacement Rate, the Corporation and the Existing Stockholders Representative shall employ the reconciliation procedures described in Section 7.9 of this Agreement.

“Loan and Guarantee Agreement” means the Loan and Guarantee Agreement dated as of October 26, 2020 among Sun Country, Inc., a corporation organized under the laws of Minnesota, the Corporation, SCA Acquisition Intermediate, LLC, a limited liability company organized under the laws of Delaware, SCA Acquisition, LLC, a limited liability company organized under the laws of Delaware, the Guarantors party hereto from time to time, the United States Department of the Treasury and the Bank of New York Mellon.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“NOLs” is defined in the preamble of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a).

“Other Tax Attributes” means any Post-IPO Tax Attributes and any Acquired Tax Attributes.

“Ownership Percentage” means, in the case of any Existing Stockholder, a fraction, the numerator of which is the number of shares in the Corporation owned by such Existing Stockholder as of immediately prior to the IPO, and the denominator of which is the number of shares in the Corporation outstanding as of immediately prior to the IPO.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO Tax Attributes” means any NOL, deduction, tax basis or other tax attribute arising in a Taxable Year or portion thereof beginning after the date of the IPO, determined in accordance with Section 3.3.

“Pre-IPO Tax Attributes” is defined in the preamble of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the reduction in the liability for federal and state Taxes of each Taxable Entity for such Taxable Year resulting from the Pre-IPO Tax Attributes and any deduction attributable to Imputed Interest, under the Agreement (giving effect to the principles of Section 3.2) assuming, for purposes of state Taxes, that each Taxable Entity pays a single state Tax on its taxable income calculated under federal income Tax purposes, for such Taxable Year at the Assumed State Tax Rate. If all or a portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, any reduction in such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.9(a) of this Agreement.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-252858) of the Corporation.

“Schedule” means any Tax Benefit Schedule and any Early Termination Schedule.

“Straddle Year” means a Taxable Year that includes the Calculation Date.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Entity” is defined in the Preamble to this Agreement.

“Taxable Entity Return” means the federal Tax Return, as applicable, of a Taxable Entity filed with respect to Taxes of any Taxable Year.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income, gross receipts or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transferred Tax Attributes” means, in the event of a Divestiture, the Pre-IPO Tax Attributes attributable to the Taxable Entity that is sold in such Divestiture to the extent such Pre-IPO Tax Attributes are transferred with such Taxable Entity under applicable Tax law following the Divestiture (disregarding any limitation on the use of such Pre-IPO Tax Attributes as a result of the Divestiture) and do not remain under applicable Tax law with the Corporation or any of its Subsidiaries (other than the Taxable Entity that is sold in such Divestiture).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (i) the Taxable Entities will have taxable income sufficient to fully utilize (a) the deductions arising from the Pre-IPO Tax Attributes during each Taxable Year ending on or after such Early Termination Date in which such deductions would become available and (b) any loss or credit carryovers that are Pre-IPO Tax Attributes available as of such Early Termination Date, (ii) any non-amortizable assets will be disposed of on the fifteenth anniversary of the IPO in a fully taxable transaction for income tax purposes, provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset if earlier than such fifteenth anniversary, (iii) the utilization of the Pre-IPO Tax Attributes and Imputed Interest for each Taxable Year ending on or after such Early Termination Date will be determined based on the Tax laws in effect on the Early Termination Date and (iv) the federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code in effect on the Early Termination Date, and the Assumed State Tax Rate will be applied (or, with respect to any Taxable Year for which such federal income tax rates are not specified by the Code as in effect on the Early Termination Date, such federal income tax rates that are in effect on the Early Termination Date). For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any changes in the relevant Taxable Entities’ stand alone tax position that might result from the transaction giving rise to the Change of Control or Divestiture.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Pre-IPO Tax Attribute Utilization. The Corporation, on the one hand, and the Existing Stockholders, on the other hand, acknowledge that the Taxable Entities may utilize the Pre-IPO Tax Attributes to reduce the amount of Taxes that the Taxable Entities would otherwise be required to pay after the Calculation Date.

Section 2.2 Tax Benefit Schedule. No later than thirty (30) calendar days after the earlier of (i) the filing of the U.S. federal income tax return of the Corporation for any federal Taxable Year ending after the Calculation Date or (ii) the due date (taking into account extensions) of such tax return for any such federal Taxable Year (each such federal Taxable Year, a “Subject Taxable Year,” and such thirtieth day the “Schedule

Delivery Date”), the Corporation shall provide to the Existing Stockholders Representative a schedule showing, for the Corporation and for each Taxable Entity, in the case of any relevant Tax Return for a Subject Taxable Year and prior to the Schedule Delivery Date and has not previously been the subject of this Section 2.2, in reasonable detail, (i) the calculation of the Realized Tax Benefit for the Subject Taxable Year, (ii) the calculation of any payment to be made to the Existing Stockholders pursuant to Article III with respect to the Subject Taxable Year, and (iii) for the first Taxable Year following the IPO, a statement of the initial Pre-IPO Tax Attributes, and for each Taxable Year thereafter, a statement of the remaining Pre-IPO Tax Attributes as updated to the extent necessary to reflect utilization, depreciation and amortization, and any other events subsequent to the IPO that would impact the Pre-IPO Tax Attributes (collectively a “Tax Benefit Schedule”). Concurrently the Corporation shall also deliver to the Existing Stockholders Representative all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. The Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(a)).

Section 2.3 Procedures, Amendments.

(a) Procedure. Whenever the Corporation delivers to the Existing Stockholders Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Existing Stockholders Representative schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Report related to such Schedule (the cost and expense of which shall be paid by the Corporation) and (y) allow the Existing Stockholders Representative reasonable access at no cost to the appropriate representatives at each of the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Existing Stockholders Representative, within thirty calendar days after receiving any Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or such earlier date as the Stockholders Representative provides written notice to the Corporation that it has no material objection to such Schedule. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty calendar days of receipt by the Corporation of such notice, the Corporation and the Existing Stockholders Representative shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Existing Stockholders Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, or (iv) to reflect a material change (relative to the amounts in the original

Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, in each case with respect to any Taxable Entity (such amended Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the Existing Stockholders Representative within thirty calendar days of the occurrence of an event referred to in clauses (i) through (iv) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures described in Section 2.3(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) (i) Except as provided in Section 5.2, no later than ninety (90) days after the end of any U.S. federal Subject Taxable Year, the Corporation (on its own behalf and on behalf of any other Taxable Entity) shall pay to each Existing Stockholder its share (based on such Existing Stockholder’s Ownership Percentage) of the Interest Amount and of the Annual Tax Payment for the Subject Taxable Year provided that no payment shall be made pursuant to this Section 3.1 to any Individual Stockholder who received at any time prior to the date of such payment an Individual Termination Payment pursuant to Section 4.1(e). The “Annual Tax Payment” for a Subject Taxable Year means an amount, not less than zero, equal to (i) the Estimated Tax Benefit determined pursuant to Section 3.1(c) for such Subject Taxable Year, plus (ii) the excess, if any, of the Tax Benefit for a Subject Taxable Year prior to the current Subject Taxable Year over the Estimated Tax Benefit for such prior Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.1(a)(ii) to increase the Annual Tax Payment for a Taxable Year prior to the Subject Taxable Year, minus (iii) the excess, if any, of the Estimated Tax Benefit for a Taxable Year prior to the Subject Taxable Year over the Tax Benefit for such prior Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.1(a)(iii) to reduce the Annual Tax Payment for a Taxable Year prior to the Subject Taxable Year, plus (iv) 85% of the excess of the Realized Tax Benefit required to be reflected on an Amended Schedule for a Taxable Year prior to the Subject Taxable Year over the Realized Tax Benefit required to be reflected on the Tax Benefit Schedule for such prior Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.1(a)(iv) to increase the Annual Tax Payment for a Taxable Year prior to the Subject Taxable Year, minus (v) 85% of the excess of the Realized Tax Benefit required to be reflected on a Tax Benefit Schedule for a Taxable Year prior to the Subject Taxable Year over the Realized Tax Benefit required to be reflected on an Amended Schedule for such prior Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.1(a)(v) to reduce the Annual Tax Payment for a Taxable Year prior to the Subject Taxable Year. For the avoidance of doubt, no amount shall be included in the Estimated Tax Benefit if it is attributable to the period prior to the Calculation Date, taking into account Section 3.3 and Section 3.4 of this Agreement.

(ii) For the avoidance of doubt, no Annual Tax Payment shall be made, nor Tax Benefit determined, in respect of estimated tax payments, including, without limitation, estimated federal income tax payments. For the further avoidance of doubt, the Existing Stockholders shall not be required to return any portion of any previously made Annual Tax Payment or other ITR Payment. The “Interest Amount” shall equal the interest on any excess amount described in Section 3.1(a)(ii) calculated at the Agreed Rate from the Payment Date for the Annual Tax Payment in which the relevant Estimated Tax Benefit is taken into account until the Payment Date for the Annual Tax Payment in which the relevant Tax Benefit is taken into account. Each payment pursuant to this Section 3.1(a) shall be made by wire transfer of immediately available funds to a bank account of the applicable Existing Stockholder previously designated by the Existing Stockholder to the Corporation or as otherwise agreed by the Corporation and the Existing Stockholder.

(b) A “Tax Benefit” for a Subject Taxable Year means an amount, not less than zero, equal to 85% of the Taxable Entities’ Realized Tax Benefit, if any, required to be reflected on the Tax Benefit Schedule for the Subject Taxable Year.

(c) The “Estimated Tax Benefit” for a Subject Taxable Year means an amount, not less than zero, equal to 85% of the Company’s reasonable good faith estimate of the Taxable Entities’ Realized Tax Benefit, if any, for the Subject Taxable Year.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Taxable Entities’ Realized Tax Benefit for all Subject Taxable Years be paid to the Existing Stockholders pursuant to this Agreement. Carryovers or carrybacks of any NOL or other tax item shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type; provided, however, that Pre-IPO Tax Attributes treated as resulting in a Realized Tax Benefit for one Taxable Year shall not be treated as resulting in a Realized Tax Benefit for any other Taxable Year, and, for purposes of determining the Realized Tax Benefit for any Taxable Year, each Taxable Entity shall be assumed (a) to utilize any item of loss, deduction or credit arising in such Taxable Year (and permitted to be utilized in such Taxable Year) before carrying back or carrying forward to such Taxable Year any NOL that is permitted to be so carried back or carried forward, (b) subject to clause (a), to utilize any available Pre-IPO Tax Attribute that is permitted (or, for the absence of doubt, that would be so permitted but for such Other Tax Attribute) to be utilized in or carried back or carried forward to such Taxable Year before utilizing any Other Tax Attribute that may be utilized in or carried back or carried forward to such Taxable Year, and (c) to utilize any Pre-IPO Tax Attribute in the first Subject Taxable

Year in which such Pre-IPO Tax Attribute is permitted to be utilized; provided, further, however, that, notwithstanding any other provision, the Chief Executive Officer of the Corporation, the Board and the Existing Stockholders Representative shall, acting reasonably, together determine the extent to which a Pre-IPO Tax Attribute can be carried back or carried forward to a Straddle Year or any portion thereof. If a carryover or carryback of any Tax item includes a portion that is attributable to the Pre-IPO Tax Attributes and another portion that is not, the Corporation shall be assumed to utilize the portion attributable to the Pre-IPO Tax Attributes before utilizing such other portion. In addition, for purposes of calculating a Divestiture Acceleration Payment, Transferred Tax Attributes shall be deemed to be utilized before any other Pre-IPO Tax Attributes that would otherwise be taken into account in accordance with the principles described in the proceeding sentence. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

Section 3.3 Apportionment of Tax Attributes. In order to determine whether any NOL, deduction, or other tax attribute is a Pre-IPO Tax Attribute or a Post-IPO Tax Attribute, the Taxable Year of the relevant Taxable Entity that includes the effective date of the IPO (the “IPO Year”) the Chief Executive Officer of the Corporation, the Board and the Existing Stockholders Representative shall, acting reasonably, together determine the amount of any NOL, tax basis, tax deductions or other tax attribute arising in the IPO Year, or any portion thereof, that is included in the amount of Pre-IPO Tax Attributes; provided, however, that, for the avoidance of doubt, any Transferred Tax Attributes taken into account in calculating a Divestiture Acceleration Payment shall not thereafter be considered Pre-IPO Tax Attributes.

Section 3.4 Straddle Years. For purposes of calculating the Realized Tax Benefit with respect to a Straddle Year, Taxes of such Straddle Year which arose prior to the Calculation Date (such taxes “Pre-Calculation Taxes”) shall not be reduced by the Pre-IPO Tax Attributes or any deduction attributable to Imputed Interest. Taxes that constitute Pre-Calculation Taxes shall be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Calculation Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof shall be computed by reference to the level of such items on the Calculation Date.

ARTICLE IV

TERMINATION

Section 4.1 Termination, Breach of Agreement, Change of Control.

(a) This Agreement shall terminate at the time that all Annual Tax Payments have been made to the Existing Stockholders under this Agreement.

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and the Corporation shall pay to the Existing Stockholders (1) the Early Termination Payment, (2) any Annual Tax Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Date and (3) any Annual Tax Payment due for the Taxable Year ending prior to, with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Existing Stockholders shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. In the event of a breach of a material obligation under this Agreement by the Corporation, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions. Subject to Section 5.2, the parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due, provided that in the event that payment is not made within three months of the date such payment is due, the Existing Stockholders (through the Existing Stockholders Representative) shall be required to give written notice to the Corporation that the Corporation has breached its material obligations and so long as such payment is made within five Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in material breach of its obligations under this Agreement.

(c) Change of Control. In the event of a Change of Control, then all obligations hereunder shall be accelerated and the Corporation shall pay to the Existing Stockholders (1) the Early Termination Payment, (2) any Annual Tax Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Date and (3) any Annual Tax Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions.

(d) Divestiture Acceleration Payment. In the event of a Divestiture, the Corporation shall pay to the Existing Stockholders the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

(e) Elective Individual Termination. Except as provided in Section 5.2, the Corporation may, as determined by the Chief Executive Officer of the Corporation, elect to terminate the rights of any Individual Stockholder under this Agreement by paying to such Individual Stockholder a termination payment (the “Individual Termination Payment”) as reasonably determined by the Chief Executive Officer of the Corporation, provided that such election and the amount of such Individual

Termination Payment shall be subject to the consent of the Board and the Existing Stockholders Representative and shall, as reasonably practical, use the Valuation Assumptions (substituting references to the date of such Individual Termination Payment for references to the Early Termination Date in the definition of Valuation Assumptions). Following an Individual Termination Payment, the applicable Individual Shareholder shall have no further right or entitlement to receive payments pursuant to this Agreement and the portion of any such payments attributable to such Individual Shareholder (based on his or her Ownership Percentage) shall be retained by the Corporation.

(f) Early Complete Termination. The Corporation may elect to terminate this Agreement, with the consent of the Existing Stockholders Representative (an “Early Complete Termination”) by (i) delivering to the Existing Stockholders Representative notice of its intention to exercise such right (“Early Termination Notice”) and (ii) paying to the Existing Stockholders (1) the Early Termination Payment, (2) any Annual Tax Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Date and (3) any Annual Tax Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Notice. In the event of an Early Complete Termination, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions (substituting references to the date of such Early Termination Notice for references to the Early Termination Date in the definition of Valuation Assumptions).

Section 4.2 Early Termination Schedule. In the event of a Change of Control or a Divestiture, the Corporation shall deliver to the Existing Stockholders Representative no later than sixty calendar days prior to such Change of Control or Divestiture, as applicable a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required pursuant to the penultimate sentence of Section 2.2 and the calculation of the Early Termination Payment or the Divestiture Acceleration Payment, respectively (including the projections of the Taxable Entities’ taxable income under clause (i) of the Valuation Assumptions). The Early Termination Schedule shall become final and binding on all parties unless the Existing Stockholders Representative, within fifteen calendar days after receiving the Early Termination Schedule provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties for any reason are unable to successfully resolve the issues raised in such notice within fifteen calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Existing Stockholders Representative shall employ the Reconciliation Procedures as described in Section 7.9 of this Agreement.

Section 4.3 Payment upon Early Termination. (a) Except as provided in Section 5.2, no later than the Early Termination Date, the Corporation shall pay to each Existing Stockholder, other than any Individual Stockholder that has already been terminated in accordance with Section 4.1(e), its share (based on such Existing Stockholder’s Ownership Percentage) of an amount equal to the Early Termination Payment or Divestiture Acceleration Payment and any other payment required to be made pursuant to Sections 4.1(b) and (c). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Existing Stockholders or as otherwise agreed by the Corporation and the Existing Stockholder.

(a) The “Early Termination Payment” as of the Early Termination Date (other than an Early Termination Date arising under clause (iii) of the definition thereof) shall equal with respect to the Existing Stockholders the present value, discounted at the Early Termination Rate as of such date, of all Annual Tax Payments that would be required to be paid by the Corporation to the Existing Stockholders beginning from the Early Termination Date assuming the Valuation Assumptions are applied, provided that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the Pre-IPO Tax Attributes resulting from the Change of Control. For purposes of calculating the present value pursuant to this Section 4.3(b) of all Annual Tax Payments that would be required to be paid, it shall be assumed that absent the Early Termination Event all Annual Tax Payments would be paid on the latest date permitted under Section 3.1(a). The computation of the Early Termination Payment is subject to the Reconciliation Procedures as described in Section 7.9(b) of this Agreement.

(b) The “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal with respect to the Existing Stockholders the present value, discounted at the Early Termination Rate as of such date, of the Annual Tax Payments resulting solely from the Transferred Tax Attributes that would be required to be paid by the Corporation to the Existing Stockholders beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Attributes resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 4.3(c) of all Annual Tax Payments that would be required to be paid, it shall be assumed that absent the Divestiture all Annual Tax Payments would be paid on the latest date permitted under Section 3.1(a). The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures as described in Section 7.9(b) of this Agreement.

ARTICLE V

LATE PAYMENTS, ETC.

Section 5.1 Late Payments by the Corporation. The amount of all or any portion of any ITR Payment not made to the Existing Stockholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

Section 5.2 Compliance with Indebtedness and Grants. Notwithstanding anything to the contrary provided herein, if, at the time any amounts becomes due and payable hereunder, (a) the Corporation is not permitted, pursuant to the terms its or its Subsidiaries’ outstanding indebtedness or a grant from a government entity of the United States, to pay such amounts, (b) in the good faith determination of the Corporation, the payment of such amounts would be reasonably likely to result in a breach of any covenant set forth in any agreement governing indebtedness of the Corporation or its subsidiaries or (c) (i) the Corporation does not have the cash on hand to pay such amounts, and (ii) no Subsidiary of the Corporation is permitted, pursuant to the terms of its outstanding indebtedness or a grant from a government entity of the United States, to pay dividends to the Company to allow it to pay such amounts, then, in each case, the Corporation shall, by notice to the Existing Stockholders Representative, be permitted to defer the payment of such amounts until the condition described in clause (a), (b) or (c) is no longer applicable, in which case such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If the Corporation defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Agreed Rate per annum, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. Notwithstanding anything to the contrary provided herein, if the Corporation enters into indebtedness with a government entity of the United States or receives a grant from a government entity of the United States and such indebtedness or grant, in the reasonable determination of the Board in consultation with the Existing Stockholders Representative, does not allow for a payment or portion of a payment under this Agreement to be deferred as described in the first sentence of this Section 5.2, then the Existing Stockholders shall not be entitled to receive such payment or such portion of a payment, as applicable, and the Existing Stockholders shall have no further right to such payment or such portion of a payment, as applicable. To the extent the Corporation or its Subsidiaries incur, create, assume or permit to exist any indebtedness after the date hereof, the Corporation shall, and shall cause its Subsidiaries to, make commercially reasonable efforts to ensure that such indebtedness permits any amounts payable hereunder to be paid. For the avoidance of doubt, nothing in the previous sentence shall prevent the Corporation from deferring payments or determining that the holders are not entitled to payments pursuant to this Section 5.2.

Section 5.3 Compliance with CARES Act. It is the express intention of the parties hereto and of the Existing Stockholders that this Agreement shall comply fully with the letter and spirit of those provisions of the Coronavirus Aid, Relief and Economic Security (CARES) Act, and the related agreements between the Corporation and the United States Department of the Treasury, in each case applicable hereto, including, without limitation, as provided in the last sentence of Section 3.1(a)(i) and in Section 5.2. The parties hereto and the Existing Stockholders intend that the foregoing be given full effect in any construing or interpreting of this Agreement.

ARTICLE VI

CONSISTENCY; COOPERATION

Section 6.1 The Existing Stockholders Representative’s Participation in Corporation Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and each Taxable Entity including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall notify the Existing Stockholders Representative of, and keep the Existing Stockholders Representative reasonably informed with respect to, the portion of any audit of the Corporation or any Taxable Entity by a Taxing Authority the outcome of which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement, and shall give the Existing Stockholders Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.2 Consistency. Except upon the written advice of an Advisory Firm, the Corporation and the Existing Stockholders Representative agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Annual Tax Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation or any Taxable Entity under this Agreement and agreed by the Existing Stockholders Representative. Any dispute concerning such advice shall be subject to the terms of Section 7.9. In the event that an Advisory Firm is replaced with another firm acceptable to the Corporation and the Existing Stockholders Representative pursuant to the definition of Advisory Firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law or the Corporation and the Existing Stockholders Representative agree to the use of other procedures and methodologies.

Section 6.3 Cooperation. Each of the Corporation and the Existing Stockholders (through the Existing Stockholders Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section; provided that, the Existing Stockholders shall not be required to provide any confidential or proprietary information (as determined in the sole and absolute discretion of each such Existing Stockholder) to the Corporation.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

Sun Country Airlines Holdings, Inc.

2005 Cargo Road

Minneapolis, MN 55450

Attention:        Eric Levenhagen

E-mail:             eric.levenhagen@suncountry.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:        Brian M. Janson

                         Brad R. Okun

E-mail:            bjanson@paulweiss.com

                         bokun@paulweiss.com

If to the Existing Stockholders Representative, to:

SCA Horus Holdings, LLC

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention:        Antoine G. Munfakh

E-mail:            amunfakh@apollolp.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:        Brian M. Janson

                         Brad R. Okun

E-mail:            bjanson@paulweiss.com

                         bokun@paulweiss.com

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties to this Agreement agree that the Existing Stockholders are expressly made third party beneficiaries to this Agreement. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers. (a) The Existing Stockholders Representative may freely assign or transfer its rights under this Agreement without the prior written consent of the Corporation, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation agreeing to be bound by all provisions of this Agreement and acknowledging specifically the last sentence of the next paragraph.

(b) No Existing Stockholder may assign its rights under this Agreement without the prior written consent of the Existing Stockholders Representative. Any assignment of an Existing Stockholder’s rights meeting the requirements of this paragraph shall be referred to herein to as a “Permitted Assignment”.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Existing Stockholders (through the Existing Stockholders Representative). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Institute for Conflict Prevention and Resolution. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty calendar days of the receipt of the request for arbitration, the International Institute for Conflict Prevention and Resolution shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Existing Stockholder (through the Existing Stockholders Representative) (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Existing Stockholders Representative of any such service of process, shall be deemed in every respect effective service of process upon such Existing Stockholder in any such action or proceeding.

(c) (i) EACH EXISTING STOCKHOLDER (THROUGH THE EXISTING STOCKHOLDERS REPRESENTATIVE) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporation and the Existing Stockholders Representative are unable to resolve a disagreement with respect to any tax matter or calculation required under this Agreement, including the matters governed by Sections 2.3, 4.2 and 6.2, within the relevant period designated in this Agreement (or the amount of an Early Termination Payment in the case of a breach to which Section 4.1(b) applies) (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or any of the Existing Stockholders or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Institute for Conflict Prevention and Resolution. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation or the relevant Taxable Entity, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the

Corporation, except as provided in the next sentence. Each of the Corporation and the Existing Stockholders shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the Existing Stockholders and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Existing Stockholders. The Corporation shall provide evidence of such payment to the Existing Stockholders (through the Existing Stockholders Representative) to the extent that such evidence is available.

Section 7.11 Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code (other than if the Corporation becomes a member of such a group as a result of a Change of Control, in which case the provisions of Article IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Annual Tax Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of any Taxable Entity’s Combined Taxation Group transfers one or more assets to a corporation or any Person treated as such for Tax purposes the income of which is not included in such Combined Taxation Group, for purposes of calculating the amount of any Annual Tax Payment (e.g., calculating the gross income of a Taxable Entity’s Combined Taxation Group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12 Confidentiality. (a) Each Existing Stockholder (through the Existing Stockholders Representative) and each of its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person all confidential matters of the

Corporation or the Existing Stockholders acquired pursuant to this Agreement. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of any Existing Stockholder in violation of this Agreement) or is generally known to the business community; and (ii) the disclosure of information to the extent necessary for any Existing Stockholder to prepare and file its Tax returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Existing Stockholder (and each employee, representative or other agent of such Existing Stockholder) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such Existing Stockholder relating to such tax treatment and tax structure.

(b) If the Existing Stockholders Representative or any of its assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.14 Appointment of Existing Stockholders Representative.

(a) Appointment. Without further action of any of the Corporation, the Existing Stockholders Representative or any Existing Stockholder, and as partial consideration of the benefits conferred by this Agreement, the Existing Stockholders Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Existing Stockholder with respect to the taking by the Existing Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Existing Stockholders Representatives under this Agreement (and any potential agreement with the Corporation to terminate this Agreement earlier than such time as is provided in Section 4.1 provided that (for the absence of doubt, except in the case of a termination covered by Section 4.1(e)) any payment made by the Corporation upon such an early termination shall be paid to each Existing Stockholder based on such Existing Stockholder’s Ownership Percentage). The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Existing Stockholders Representatives. No bond shall be required of the Existing Stockholders Representatives, and the Existing Stockholders Representatives shall receive no compensation for its services.

(b) Expenses. If at any time the Existing Stockholders Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporation from the Existing Stockholders Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Existing Stockholders Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporation shall reduce any future payments (if any) due to the Existing Stockholders hereunder pro rata (based on their respective ownership percentages in the Corporation) by the amount of such expenses which it shall instead remit directly to the Existing Stockholders Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Existing Stockholders Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The Existing Stockholders Representative shall not be liable to any Existing Stockholder for any act of the Existing Stockholders Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Existing Stockholder as a proximate result of the gross negligence, bad faith or willful misconduct of the Existing Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Existing Stockholders Representative shall not be liable for, and shall be indemnified by the Existing Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Existing Stockholders Representative (and any cost or expense incurred by the Existing Stockholders Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Existing Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any Existing Stockholder be obligated to indemnify the Existing Stockholders Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Existing Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Existing Stockholder. Each Existing Stockholder’s receipt of any and all benefits to which such Existing Stockholder is entitled under this Agreement, if any, is conditioned upon and subject to such Existing Stockholder’s acceptance of all obligations, including the obligations of this Section 7.14(c), applicable to such Existing Stockholder under this Agreement.

(d) Actions of the Existing Stockholders Representative. Any decision, act, consent or instruction of the Existing Stockholders Representative shall constitute a decision of all Existing Stockholders and shall be final, binding and conclusive upon each Existing Stockholder, and the Corporation may rely upon any decision, act, consent or instruction of the Existing Stockholders Representative as being the decision, act, consent or instruction of each Existing Stockholder. The Corporation is hereby relieved from any liability to any person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the Existing Stockholders Representative.

[Signatures pages follow]

IN WITNESS WHEREOF, the Corporation and the Existing Stockholders Representative have duly executed this Agreement as of the date first written above.

SUN COUNTRY AIRLINES
HOLDINGS, INC.

By:	/s/ Eric Levenhagen

Name: Eric Levenhagen

Title: Chief Administrative Officer,
General Counsel and Secretary

SCA HORUS HOLDINGS, LLC, as
Existing Stockholders Representative

By:	AP VIII (SCA Stock AIV), LLC, its
sole shareholder

By:	/s/ Laurie D. Medley

Name: Laurie D. Medley

Title: Vice President